                                   EXHIBIT 11


                           IBAH, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (unaudited)



                                                              FOR THE THREE             FOR THE THREE
                                                               MONTHS ENDED              MONTHS ENDED
 COMPUTATION OF PRIMARY                                       SEPTEMBER 30,             SEPTEMBER 30,
 NET INCOME (LOSS) PER SHARE:                                      1996                      1997
----------------------------------------                  ----------------------    ----------------------

 Net Income Applicable to Common Stockholders                $            40,000      $            709,000
                                                          ======================    ======================

 Weighted Average Number of Common Shares Outstanding                 18,498,000                23,139,000

 Assumed Conversion of Preferred Stock                                 2,249,000                 2,072,000

 Assumed Conversion of Options and Warrants                            4,336,000                 2,249,000
                                                          ----------------------    ----------------------

                                                                      25,083,000                27,460,000
                                                          ======================    ======================

 Primary Net Income per Share                                $                 -      $               0.03
                                                          ======================    ======================

Fully-diluted net income per common share for the three months ended September 30, 1996 and 1997 is the same as primary net income per common share calculated above. A calculation for the nine month periods ended September 30, 1996 and 1997 has not been presented since the effect of any preferred stock conversion, and the effect of option and warrant exercises would be anti-dilutive.

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